EXHIBIT 4.1 Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations Pursuant to NRS 78.385 and 78.390- After issuance of Stock

From: 7024382157 Page: 2/3 Date: 9/10/2018 12:58:42 PM

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20180398470-82
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 09/10/2018 12:38 PM
	Entity Number E0549182016-4

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of corporation:

Artin Consulting Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1 The name of the corporation is: Quantum Business Strategies, Inc.
Article III The Corporation shall have the authority to issue a total of Five Hundred Million, Fifty Thousand (500,050,000) shares, of which Five Hundred Million (500,000,000) shall be common stock, par value $.001 per share (the common stock) and Fifty Thousand (50,000) shares shall be preferred stock, par value $.01 per share (the preferred stock).

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

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